Exhibit 99.1

FICO Announces Earnings of $0.59 per Share for First Quarter Fiscal 2016

Revenue of $200 million vs. $190 million in prior year

SAN JOSE, Calif., Jan. 28, 2016 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its first fiscal quarter ended December 31, 2015.

First Quarter Fiscal 2016 GAAP Results
Net income for the quarter totaled $19.2 million, or $0.59 per share, versus $14.4 million, or $0.43 per share, reported in the prior year period.

First Quarter Fiscal 2016 Non-GAAP Results
Non-GAAP net income for the quarter was $32.1 million vs. $22.6 million in the prior year period. Non-GAAP EPS for the quarter was $0.99 vs. $0.68 in the prior year period. Free cash flow for the quarter was $35.6 million vs. negative $4.9 million in the prior year period. The non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

First Quarter Fiscal 2016 GAAP Revenue
The company reported revenues of $200.1 million for the quarter as compared to $189.5 million reported in the prior year period, an increase of 6%.

"We're off to a good start in 2016, as we continue to deliver both top- and bottom-line growth," said Will Lansing, chief executive officer. "Our Scores segment is performing particularly well, as we're seeing increased demand on both the B2B and B2C markets."

Revenues for the first quarter fiscal 2016 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $120.1 million in the first quarter compared to $115.5 million in the prior year quarter, an increase of 4%. This was due primarily to revenues from our compliance solutions attributed to the TONBELLER acquisition.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and the business-to-consumer (B2C) services, were $56.0 million in the first quarter, up 27% from the prior year quarter.  The B2B revenue increased 8% while the B2C revenue increased 88% from the prior year quarter.
  Tools revenues, which include Blaze Advisor®, Xpress Optimization and related professional services, were $23.9 million in the first quarter compared to $30.1 million in the prior year quarter, a decrease of 21%, due primarily to a one-time favorable settlement in the prior year related to our Blaze product for under-reported royalties.

Outlook
The company is reiterating its previously provided guidance for fiscal 2016, which is as follows:

Fiscal 2016 Guidance
Revenue	$860 million - $870 million
GAAP Net Income	$94 million - $98 million
GAAP Earnings Per Share	$2.89 - $3.02
Non-GAAP Net Income	$144 million - $148 million
Non-GAAP Earnings Per Share	$4.43 - $4.55

The non-GAAP financial measures are described in the financial table captioned "Non-GAAP Guidance" and are reconciled to the corresponding GAAP financial measures at the end of this release.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its first quarter fiscal 2016 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com/investors. A replay of the webcast will be available through January 28, 2017.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. The webcast can be accessed via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO
FICO (NYSE:FICO) delivers superior predictive analytics that drive smarter decisions. The company's groundbreaking use of mathematics to predict consumer behavior has transformed entire industries and revolutionized the way risk is managed and products are marketed. FICO's innovative solutions include the FICO® Score — the standard measure of consumer credit risk in the United States — along with the industry-leading solutions for managing credit accounts, identifying and minimizing the impact of fraud, and customizing consumer offers with pinpoint accuracy. Most of the world's top banks, as well as leading insurers, retailers, pharma businesses and government agencies rely on FICO solutions to accelerate growth, control risk, boost profits and meet regulatory and competitive demands. FICO also helps millions of individuals manage their personal credit health through www.myFICO.com. Learn more at www.fico.com. FICO: Make every decision count.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions or in the markets we serve, and other risks described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2015 and Form 10-Q for the quarter ended December 31, 2015. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	September 30,
	2015	2015
ASSETS:
Current assets:
Cash and cash equivalents	$ 90,710	$ 86,120
Accounts receivable, net	139,078	158,773
Prepaid expenses and other current assets	57,757	41,709
Total current assets	287,545	286,602

Marketable securities and investments	20,620	20,525
Property and equipment, net	38,422	38,208
Goodwill and intangible assets, net	853,081	862,071
Other assets	15,582	22,757
	$ 1,215,250	$ 1,230,163

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 50,365	$ 50,810
Accrued compensation and employee benefits	37,837	54,368
Deferred revenue	51,888	46,697
Current maturities on debt	103,000	92,000
Total current liabilities	243,090	243,875

Long-term debt	516,000	516,000
Other liabilities	33,992	33,290
Total liabilities	793,082	793,165

Stockholders' equity	422,168	436,998
	$ 1,215,250	$ 1,230,163

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2015	2014

Revenues:
Transactional and maintenance	$ 147,072	$ 131,410
Professional services	34,152	35,198
License	18,852	22,942
Total revenues	200,076	189,550

Operating expenses:
Cost of revenues	62,193	66,300
Research & development	24,631	22,637
Selling, general and administrative	78,838	72,801
Amortization of intangible assets	3,580	2,932
	169,242	164,670
Operating income	30,834	24,880
Other expense, net	(7,058)	(6,556)
Income before income taxes	23,776	18,324
Provision for income taxes	4,535	3,917
Net income	$ 19,241	$ 14,407

Basic earnings per share:	$ 0.62	$ 0.45
Diluted earnings per share:	$ 0.59	$ 0.43

Shares used in computing earnings per share:
Basic	31,185	31,936
Diluted	32,436	33,128

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income	$ 19,241	$ 14,407
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	7,441	8,107
Share-based compensation	14,700	8,794
Changes in operating assets and liabilities	(6,792)	(35,518)
Other, net	5,960	5,570
Net cash provided by operating activities	40,550	1,360

Cash flows from investing activities:
Purchases of property and equipment	(4,294)	(5,667)
Other, net	-	75
Net cash used in investing activities	(4,294)	(5,592)

Cash flows from financing activities:
Proceeds from revolving line of credit	26,000	81,000
Payments on revolving line of credit	(15,000)	(20,000)
Proceeds from issuances of common stock	1,199	6,713
Taxes paid related to net share settlement of equity awards	(24,462)	(15,007)
Repurchases of common stock	(28,382)	(60,593)
Other, net	9,457	5,850
Net cash used in financing activities	(31,188)	(2,037)

Effect of exchange rate changes on cash	(478)	(4,155)

Increase (decrease) in cash and cash equivalents	4,590	(10,424)
Cash and cash equivalents, beginning of period	86,120	105,075
Cash and cash equivalents, end of period	$ 90,710	$ 94,651

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended
	December 31,
	2015	2014

Applications revenues:
Transactional and maintenance	$ 80,983	$ 78,551
Professional services	27,126	28,499
License	12,032	8,448
Total applications revenues	$ 120,141	$ 115,498

Scores revenues:
Transactional and maintenance	$ 55,217	$ 42,937
Professional services	748	788
License	37	216
Total scores revenues	$ 56,002	$ 43,941

Tools revenues:
Transactional and maintenance	$ 10,872	$ 9,922
Professional services	6,278	5,911
License	6,783	14,278
Total tools revenues	$ 23,933	$ 30,111

Total revenues:
Transactional and maintenance	$ 147,072	$ 131,410
Professional services	34,152	35,198
License	18,852	22,942
Total revenues	$ 200,076	$ 189,550

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	December 31,
	2015	2014

GAAP net income	$ 19,241	$ 14,407
Amortization of intangible assets (net of tax)	2,520	2,050
Stock-based compensation expense (net of tax)	10,346	6,149
Non-GAAP net income	$ 32,107	$ 22,606

GAAP diluted earnings per share	$ 0.59	$ 0.43
Amortization of intangible assets (net of tax)	0.08	0.06
Stock-based compensation expense (net of tax)	0.32	0.19
Non-GAAP diluted earnings per share	$ 0.99	$ 0.68

Free cash flow
Net cash provided by operating activities	$ 40,550	$ 1,360
Capital expenditures	(4,294)	(5,667)
Dividends paid	(622)	(635)
Free cash flow	$ 35,634	$ (4,942)

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

	Low	High

GAAP net income	$ 94	$ 98
Amortization of intangible assets (net of tax)	10	10
Stock-based compensation expense (net of tax)	40	40
Non-GAAP net income	$ 144	$ 148

GAAP diluted earnings per share	$ 2.89	$ 3.02
Amortization of intangible assets (net of tax)	0.31	0.31
Stock-based compensation expense (net of tax)	1.23	1.23
Non-GAAP diluted earnings per share	$ 4.43	$ 4.55

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid.  The presentation of these financial measures is not intended to be considered  in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons.  Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses.  We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods.  These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results.  We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Logo - http://photos.prnewswire.com/prnh/20111010/CG83314LOGO

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com; Media: Steve Astle, (415) 446-6204, stephenastle@fico.com